SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

KITE REALTY GROUP TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-32268	11-3715772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 S. Meridian Street Suite 1100 Indianapolis, IN		46204
(Address of principal executive offices)		(Zip Code)

(317) 577-5600

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On June 30, 2005, we amended our $150 million secured revolving credit facility with Wachovia Bank, National Association and Lehman Commercial Paper Inc.  As a result of the amendment, which included changes to how our borrowing base of properties is calculated, and the prior inclusion of additional properties to our borrowing base, as of June 30, 2005 our borrowing base has increased to approximately $128.5 million, of which approximately $33.3 million was available for additional borrowings.  Borrowings under the facility as amended will bear interest at a floating rate of LIBOR plus 135 to 160 basis points, depending on our leverage ratio.

A copy of the amendment described above is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(c)                                  The following exhibits are filed as part of this report:

Exhibit 10.1

Third Amendment to Credit Agreement, dated as of June 30, 2005, by and among Kite Realty Group, L.P., Kite Realty Group Trust, the financial institutions signatory thereto, as Lenders, and Wachovia Bank, National Association, as Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

Date: July 7, 2005	By:	/s/ Daniel R. Sink
Daniel R. Sink
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Third Amendment to Credit Agreement, dated as of June 30, 2005, by and among Kite Realty Group, L.P., Kite Realty Group Trust, the financial institutions signatory thereto, as Lenders, and Wachovia Bank, National Association, as Agent.